October 19, 1998


Golden Cycle, LLC
4025 Crooked Hill Road
Harrisburg, PA 17110
Attn: Messrs. Alex Grass & Roger Grass

RE:      Acquisition Financing

Dear Sirs:

We understand that

     (i) Golden Cycle, LLC (the "Sponsor Company") has acquired approximately ten percent (10%) of the voting common stock of Global Motor Sports Group, Inc. (the "Subject Company");

     (ii) The Sponsor Company has announced its interest in acquiring the Subject Company, but the current board and management have refused to discuss or otherwise entertain the matter;

     (iii) The Sponsor Company has made an unsolicited tender offer for all of the voting common stock of the Subject Company;

     (iv) The Sponsor Company has begun a consent solicitation from the shareholders of the Subject Company to replace a majority of the members of the board of directors of the Subject Company with directors nominated by the Sponsor Company for the purpose of considering, among other things, a self-tender of the shares by the Subject Company; and

     (v) The costs of the proposed self-tender and acquisition transaction (including existing indebtedness, working capital and fees and expenses relating to the subject transaction) would be approximately $160 million which is proposed to be financed along the lines of (A) approximately $80 million in senior bank debt financing, (B) $30 million in subordinated debt from you or your affiliates or other persons reasonably acceptable to you and NationsBank and (C) $60 million in equity.

NationsBank, N.A. (including affiliates, "NationsBank" or the "Agent") is pleased to offer its commitment to provide the entire $80 million principal amount of the Senior Credit Facility (consisting of $40 million in revolving credit commitments and a $40 million term loan, the "Senior Credit Facility") described in the term sheet attached hereto as Annex I (the "Term Sheet"), to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Credit Facility. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

October 19, 1998
Page 2


The commitments of NationsBank hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank in its sole discretion:

     (a)  each of the terms and conditions set forth herein;

     (b)  each of the terms and conditions set forth in the Term Sheet;

     (c) execution of a fee letter among the Sponsor Company and NationsBank prior to or concurrently with the acceptance by the Sponsor Company of this letter;

     (d) the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility consistent with the Term Sheet and otherwise satisfactory to NationsBank; and

     (e) from the date hereof there not having occurred and being continuing a material adverse change in the market for a syndicated bank facility of the type contemplated or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank in its sole reasonable discretion.

NationsBank, or an affiliate, will act as Agent, Lead Arranger and Syndication Agent for the Senior Credit Facility. No additional agents will be appointed without the prior approval of NationsBank and the Sponsor Company.

Furthermore, the commitments of NationsBank hereunder are based upon the financial and other information regarding the Sponsor Company, the Subject Company and their respective subsidiaries previously provided to NationsBank and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the reasonable opinion of NationsBank, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Sponsor Company, the Subject Company and their subsidiaries taken as a whole. If the continuing review by NationsBank of the Sponsor Company or Subject Company discloses information relating to conditions or events not previously disclosed to NationsBank or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank which NationsBank in its sole reasonable discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Sponsor Company or Subject Company and NationsBank may, in its sole reasonable discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

In addition to the forgoing conditions, as you know, neither we nor you know at this time the precise terms of the Subordinated Debt. Our commitment to provide the Senior Credit Facility is subject to the requirement that the amount, interest rates, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other terms of the Subordinated Debt be satisfactory to the Agent and the Lenders. We understand that the covenants and defaults contained in the documentation pursuant to which the Subordinated Debt is issued would on the whole be typical and customary and covenants would be less restrictive than those contained in the definitive loan documents for the Senior Credit Facility and cross defaults to other indebtedness contained in the documentation for the Subordinated Debt will be limited to the acceleration of such other indebtedness rather than a default (monetary or otherwise) in respect of such indebtedness.

You agree to actively assist NationsBank in achieving a syndication of the Senior Credit Facility that is satisfactory to NationsBank and you. In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank and you under the structure outlined in the Term Sheet you agree

October 19, 1998
Page 3


to cooperate with NationsBank in developing an alternative structure that will permit a satisfactory syndication of the Senior Credit Facilities. It is specifically understood and agreed that the terms of the Senior Credit Facilities may require modification (including pricing, fees, and capital structure) at the request of NationsBank to allow for a satisfactory syndication and that if the Borrower is not willing to accept modifications requested by NationsBank the commitments of NationsBank hereunder shall terminate. Syndication of the Senior Credit Facility will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Sponsor Company and the Subject Company, and the proposed Lenders. To assist NationsBank in the syndication efforts, you hereby agree to
(a) provide and cause your advisors to provide NationsBank and the other Lenders upon request with all information reasonably deemed necessary by NationsBank to complete syndication, including but not limited to information and evaluations prepared by the Sponsor Company and the Subject Company and their advisors, or on their behalf, relating to the Acquisition, (b) assist NationsBank upon its reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facility and (c) otherwise assist NationsBank in its syndication efforts, including by making available officers and advisors of the Sponsor Company and the Subject Company and their subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Sponsor Company and the Subject Company and their subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Subject Company (except as described in this letter and except for the Subordinated Debt issue described in the Term Sheet) during such syndication process unless otherwise agreed to by NationsBank.

It is understood and agreed that NationsBank, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders reasonably acceptable to you and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

You hereby represent, warrant and covenant that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Sponsor Company and the Subject Company that have been or are hereafter made available to NationsBank or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating the Senior Credit Facility, NationsBank will be using and relying on the Information and the Projections without independent verification thereof.

By executing this letter agreement, you agree to reimburse NationsBank from time to time for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to NationsBank and the other Lenders) incurred in connection with the Senior Credit Facility and the preparation of the definitive documentation for the Senior Credit Facility and the other transactions contemplated hereby.

October 19, 1998
Page 4


In the event that NationsBank becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, the Sponsor Company will reimburse NationsBank for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank. The Sponsor Company also agrees to indemnify and hold harmless NationsBank and its affiliates and its respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter, unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of NationsBank.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of NationsBank hereunder, provided, however, that the Sponsor Company shall be deemed released of its obligations under the immediately preceding two paragraphs upon the execution of definitive financing documentation.

As described herein and in the Term Sheet, NationsBank or an affiliate will act as Lead Arranger and Syndication Agent for the Senior Credit Facility. NationsBank reserves the right to allocate, in whole or in part, to any affiliate certain fees payable to NationsBank in such manner in its sole discretion. You acknowledge and agree that NationsBank may, subject to the confidentiality provisions hereafter provided, share with any of its affiliates any information relating to the Senior Credit Facility, the Subject Company, the Sponsor Company and their subsidiaries and affiliates.

This letter agreement may not be assigned by the Sponsor Company (except to the Subject Company after satisfaction of the conditions in clauses (i) and (ii) of the Conditions Precedent in the Term Sheet) without the prior written consent of NationsBank.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than the close of business on October 31, 1998. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement and the fee letter of even date herewith (the "Fee Letter") and, without limiting the more specific terms hereof and of the Term Sheet, you agree upon acceptance of this commitment to pay the fees set forth in the Term Sheet and in the Fee Letter unless the loan is not closed because of a material breach by NationsBank. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on December 31, 1998, unless the Facilities are closed by such time.

Except as required by applicable law, court order or connection with any enforcement hereof, this letter and the Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party (including the Subject Company) without the prior consent of NationsBank, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; provided, however, it is understood and agreed that, after acceptance of this letter by you by execution in the space provided below and execution by you of the Fee Letter, you may disclose the terms of this letter to the Subject Company in connection with the Offer. Without limiting the foregoing, in the event that you disclose the contents of this letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter and the Fee Letter.

October 19, 1998
Page 5


This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among NationsBank and the Sponsor Company with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank to make any oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.


                                       Very truly yours,

                                       NATIONSBANK, N.A.

                                       By:
                                           ------------------------------------
                                       Title:


                                       NATIONSBANC MONTGOMERY SECURITIES LLC

                                       By:
                                           ------------------------------------
                                       Title:


ACCEPTED AND AGREED TO:

Golden Cycle, LLC

By:
    -------------------------
Title:
Date:

                                     ANNEX I
                          SUMMARY OF TERMS & CONDITIONS
                                  October 1998

================================================================================

BORROWER:                     Global Motorsports Group, Inc. (the "Borrower" or
                              "Subject Company") which will engage in a self-tender for shares of its common voting stock
                              (collectively, the "Acquisition").

GUARANTORS:                   The Senior Credit Facility shall be guaranteed by
                              Golden Cycle, LLC (the "Parent" or "Sponsor
                              Company") and all existing and hereafter acquired domestic subsidiaries of the Borrower and the Parent (the "Guarantors") upon consummation of the Acquisition. All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank.

LEAD ARRANGER:                NationsBanc Montgomery Securities LLC

LENDERS: A syndicate of financial institutions (including NationsBank), which institutions shall be acceptable to the Borrower and the Agent (collectively, the "Lenders").

SENIOR
CREDIT FACILITY:              An aggregate principal amount of up to $80 million
                              will be available under the conditions hereinafter set forth:

                              Revolving Credit Facility: Up to $40 million revolving credit facility ("Revolving Credit Facility").

                              Term Loan Facility: $40 million term loan facility (the "Term Loan") to refinance existing indebtedness, to finance the purchase of stock pursuant to a self tender of shares and the subsequent merger, and to pay fees and expenses in connection with the Acquisition; provided, however, advances under the Term Loan shall be made only after application of the proceeds of additional subordinated debt and equity required in connection herewith for the purchase of shares of the Borrower.

PURPOSE: The proceeds of the Senior Credit Facility shall be used: (i) to refinance the outstanding principal balance of existing indebtedness of the Subject Company (ii) finance a self tender of common voting stock of the Subject Company
                              (iii) to pay fees and expenses incurred in connection with the Acquisition and (iv) to provide for working capital and general corporate purposes of the Borrower.

INTEREST RATES:               The Senior Credit Facility shall bear interest as
                              set forth on Addendum I hereto.

AVAILABILITY/SCHEDULED
AMORTIZATION:                 Revolving Credit Facility: Loans under the
                              Revolving Credit Facility (including Swingline
                              Loans) may be made, and Letters of Credit may be issued, in each case subject to availability.
                              Availability shall be determined by a Borrowing
                              Base equal to the sum of (i) 85% of eligible receivables of the Borrower and its subsidiaries and (ii) 50% of eligible inventory of the Borrower and its subsidiaries valued at the lesser of cost or fair market value. The Revolving Credit
                              Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 5 years from Closing.

                              Term Loan Facility: Loans made under the Term Facility will be available in a single borrowing at Closing. The Term Loan Facility will be subject to quarterly amortization of principal, based upon the annual amounts set forth below (the "Scheduled Amortization").

                              Loan Year 1           $ 5 million
                              Loan Year 2           $ 5 million
                              Loan Year 3           $10 million
                              Loan Year 4           $10 million
                              Loan Year 5           $10 million

SECURITY:                     Concurrently with the Acquisition, the Agent (on
                              behalf of the Lenders) shall receive a first priority perfected security interest in all of the capital stock of the Borrower owned by the Sponsor
                              Company and each of the domestic subsidiaries
                              (direct or indirect) of the Borrower and 65% of the capital stock of each foreign subsidiary
                              (direct or indirect) of the Borrower, which capital stock shall not be subject to any other lien or encumbrance. The Agent (on behalf of the Lenders) shall also receive a first priority perfected security interest (subject to permitted liens to be determined) in all other present and future assets and properties of the Borrower and its subsidiaries (including, without limitation, accounts receivable, inventory, real property
                              (except real property subject to mortgages which will not be satisfied at closing to be determined), machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles except for rights under agreements which are not material and which may not be assigned without the consent of the other party thereto).

                              The foregoing security shall ratably secure the Senior Credit Facility and any interest rate swap/foreign currency swap or similar agreements with a Lender under the Senior Credit Facility.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                   In addition to the amortization set forth above,
                              the Senior Credit Facility will be prepaid, and the commitments shall be permanently reduced, by an amount equal to (a) 100% of the net cash proceeds of all asset sales by the Parent, the Borrower or any subsidiary of the Borrower (including stock of subsidiaries), subject to de minimus baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid or payable; (b) 75% of Excess Cash Flow (to be defined) pursuant to an annual cash sweep arrangement; (c) 100% of the net cash proceeds from the issuance of any debt (excluding certain permitted debt) by the Parent, the Borrower or any subsidiary; and (d) 100% of the net cash proceeds from the issuance of equity by the Parent, the Borrower or any subsidiary.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                   The Borrower may prepay the Senior Credit Facility
                              in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The commitments under the Revolving Credit Facility may permanently reduced at any time after the Closing Date in such minimum as may be mutually agreed.

CONDITIONS PRECEDENT
TO CLOSING:                   The initial funding of the Senior Credit Facility
                              will be subject to satisfaction of the following conditions precedent:

                              (i)    Successful completion by the Sponsor
                                     Company of the consent solicitation and
                                     replacement of a majority of the board
                                     members of the Subject Company with
                                     nominees of the Sponsor Company.

                              (ii) Acquisition through a self-tender of shares of common voting stock of the Subject Company for a price of up to $19 per share (assuming total shares outstanding on a fully diluted basis do not exceed 6,189,206 shares) so that the Sponsor Company obtains ownership of at least 51% of such common voting stock (including shares currently owned by the Sponsor Company). The terms of such self-tender shall be acceptable to NationsBank and the Board of Directors of the Subject Company.

                              (iii) The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility satisfactory to the Agent and the Lenders.

                              (iv)   Formulation of capital structure (and
                                     allocation of financing sources between
                                     senior bank debt and subordinated debt, or other capital arrangements) acceptable to the Agent in its reasonable discretion, which shall include approximately $30 million in subordinated debt from the Sponsor Company and its affiliates or other persons reasonably acceptable to the Sponsor Company and NationsBank and $60 million in equity. The subordinated debt shall pay interest in kind ("PIK") until the latter to occur of (a) twelve (12) months and (b) total debt to EBITDA is less than 4.0:1.0.

                              (v)    The corporate capital and ownership
                                     structure (including articles of
                                     incorporation and by-laws), shareholders agreements and management of the Sponsor Company, the Borrower and its subsidiaries (after giving effect to the Acquisition) shall be satisfactory to the Agent.

                              (vi) There shall not have occurred a material adverse change since January 31, 1998 in the business, assets, operations, condition (financial or otherwise) or prospects of the Sponsor Company and its subsidiaries or the Subject Company and its subsidiaries or in the facts and information regarding such entities as represented to date.

                              (vii) The information in SEC required disclosures have been made and the information therein is accurate and true and correct in all material respects.

                              (viii) The Agent shall have received (a)
                                     satisfactory opinions of counsel to the
                                     Borrower and Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility and compliance with applicable laws, including securities laws and Reg U) and such corporate resolutions, certificates and other documents as the Agent shall reasonably require and (b) satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all collateral for the Senior Credit Facility, subject to no other liens except for permitted liens to be determined.

                              (ix) Receipt of all governmental, shareholder and third party consents (including Hart-Scott Rodino clearance) and approvals necessary or, in the opinion of the Agent, desirable in connection with Acquisition and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Acquisition or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect.

                              (x)    The absence of any action, suit,
                                     investigation or proceeding pending or
                                     threatened in any court or before any
                                     arbitrator or governmental authority that purports to affect the Borrower or its subsidiaries or any transaction contemplated hereby, or that could have a material adverse effect on the Borrower or its subsidiaries or any transaction contemplated hereby or on the ability of the Borrower and its subsidiaries to perform its obligations under the documents to be executed in connection with the Senior Credit Facility.

                              (xi) After giving effect to the Acquisition and there shall be no less than $10 million of availability under the Revolving Credit

                                     Facility at Closing after giving effect to the Acquisition and all borrowings under the Revolving Credit Facility on such date.

REPRESENTATIONS &
WARRANTIES:

                              Usual and customary for transactions of this type, to include without limitation: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations;
                              (viii) status under Investment Company Act; (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; (xiii) payment of taxes, (xiv) consummation of the Acquisition, and
                              (xv) Y2K compliance.

COVENANTS:                    Usual and customary for transactions of this type,
                              to include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance and borrowing base certificates: (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt;
                              (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments; (xii)
                              ERISA; (xiii) limitation on transactions with affiliates; (xiv) limitation on capital expenditures; (xv) Y2K compliance; (xvi) within 30 days following completion of the self-tender, if necessary to reduce the holdings of non-affiliated stockholders to 10% or less of the outstanding equity of the Sponsor Company, the Borrower will consummate a merger with the Sponsor Company or a special purpose subsidiary formed for such purpose on terms and conditions reasonably acceptable to NationsBank; and (xvii) financial covenants, with initial levels TBD, with step ups and step downs as appropriate, as set forth below:

                              o   EBITDA - Capex/Interest + CMLTD + Dividends;
                              o   EBITDA/Interest;
                              o   MTNW;
                              o   Total Debt/EBITDA;
                              o   Sr. Debt/EBITDA.

                              The Sponsor Company shall have agreed that it will not engage in any business, activity or operations other than owning and holding the capital stock of the Borrower and other subsidiaries and activities directly related thereto. The Sponsor Company shall not be permitted to merge with or into any of its subsidiaries either now owned or hereafter created.

                              The loan documents shall provide for a requirement to enter into interest protection agreements managed by and acceptable to the Agent.

EVENTS OF DEFAULT:            Usual and customary in transactions of this
                              nature, (including reasonable grace periods) and to include, without limitation, (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties in any material respect, (iii) cross-default to other material agreements and indebtedness, (iv) bankruptcy, (v) material judgments, (vi) ERISA, (vii) actual or asserted invalidity of any loan documents or security interests, (viii) Parent engaging in any business or activity other than owning and holding common stock of Borrower and other subsidiaries, or (ix) Change in Control of the Borrower after the Acquisition, which shall occur if (a) a person or any group, and any affiliate of any such person other than the Sponsor Company shall beneficially own, directly or indirectly, an amount of the outstanding capital stock of the Subject Company entitled to 30% or more of the voting power of all the outstanding capital stock of the Subject
                              Company or (b) the Sponsor Company shall own beneficially, directly or indirectly, an amount of the outstanding capital stock of the Subject
                              Company entitled to less than 51% of the voting power of all the outstanding capital stock of the Subject Company.

ASSIGNMENTS/
PARTICIPATIONS:               Each Lender will be permitted to make assignments
                              to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring
                              (including, but not limited to an assignment by a Lender to another Lender).

WAIVERS &
AMENDMENTS:                   Amendments and waivers of the provisions of the
                              loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 66.67% of the aggregate amount of loans and commitments under the Senior Credit Facility, except that (a) the consent of all the Lenders affected thereby shall be required with respect to
                              (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors.

INDEMNIFICATION:              The Borrower shall indemnify the Lenders from and
                              against all losses, liabilities, claims, damages or expenses not covered by insurance relating to their loans, the Borrower's use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlements costs.
                              This indemnification shall survive and continue for the benefit of the Lenders at all times after the Borrower's acceptance of the Lenders' commitment for the Senior Credit Facility, notwithstanding any failure of the Senior Credit
                              Facility to close.

CLOSING:                      On or before December 31, 1998.

GOVERNING LAW:                North Carolina.


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


FEES/EXPENSES:                As outlined in ADDENDUM I.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Credit Facility contemplated hereby. The Borrower shall waive its right to a trial by jury.


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


                                   ADDENDUM I
                                FEES AND EXPENSES

================================================================================

COMMITMENT FEE:               A 50 basis points per annum (calculated on the
                              basis of actual number of days elapsed in a year of 360 days) Commitment Fee calculated on the unused portion of the Senior Credit Facility. The
                              Borrower shall have the option to reduce the size of the Revolving Credit Facility at any time after the Closing Date.

INTEREST RATES:               The Facilities shall initially bear interest at a
                              rate equal to LIBOR plus 300 bps or the Alternate
                              Base Rate (defined as the higher of (i) the NationsBank prime rate and (ii) the Federal Funds rate plus 1/2%) plus 200 bps; provided, that if during the 90 day period following the Closing, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Senior Credit Facility, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees. Such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection.

                              The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability.

                              A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.

PERFORMANCE PRICING:          The LIBOR and Alternate Base Rate margins for the
                              Senior Credit Facility will be subject to performance pricing step-downs commencing twelve months from closing, based upon the Borrowers
                              Funded Debt to EBITDA, as set forth in the table below:


Funded Debt to                 Applicable Margin            Applicable Margin
 EBITDA Ratio                   for LIBOR Loans            for Base Rate Loans
--------------                 -----------------           -------------------

Less than or equal to               200 bps                      100 bps
3.0:1.0

Less than or equal to               250 bps                      150 bps
3.5:1.0

Less than or equal to               300 bps                      200 bps
4.0:1.0

Greater than 4.0:1.0                350 bps                      250 bps


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

COST AND YIELD
PROTECTION:                   The usual for transactions and facilities of this
                              type, including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset.

LETTER OF
CREDIT FEES:                  Letter of credit fees are due quarterly in arrears
                              to be shared proportionately by the Lenders. Fees will be equal to the interest rate spread on LIBOR loans on a per annum basis plus a fronting fee of 1/8% per annum to be paid to Fronting Bank for its own account. Fees will be calculated on the aggregate stated amount for each letter of credit for the stated duration thereof.

EXPENSES:                     Borrower will pay all reasonable costs and
                              expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Senior Credit Facility, including without limitation, the legal fees of the Agent's counsel regardless of whether or not the Senior Credit Facility are closed.


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